EXHIBIT 99.1

NewMarket Corporation Reports Second Quarter and First Half 2025 Results

•Record First Half Net Income of $237 Million and Earnings per Share of $25.11
•First Half Petroleum Additives Operating Profit of $282 Million
•First Half Specialty Materials Operating Profit of $34 Million
•Strong Operating Cash Flows During the First Half

Richmond, VA, July 30, 2025 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2025.

Net income for the second quarter of 2025 was $111.2 million, or $11.84 per share, compared to net income of $111.6 million, or $11.63 per share, for the same period last year. For the first half of 2025, net income was $237.2 million, or $25.11 per share, compared to $219.4 million, or $22.87 per share, for the same period in 2024.

Petroleum additives sales for the second quarter of 2025 were $653.9 million, compared to $669.8 million for the same period in 2024. Petroleum additives operating profit for the second quarter of 2025 was $139.8 million, compared to $147.8 million for the second quarter of 2024. The decrease in petroleum additives operating profit was primarily driven by a 2.5% decline in shipments between quarterly periods and an increase in technology investments, slightly offset by favorable product mix. The decline in shipments was mainly driven by lubricant additives shipments, partially offset by a slight increase in fuel additives shipments.

Petroleum additives sales were $1.3 billion for the first half of 2025 and the first half of 2024. Petroleum additives operating profit for the first half of 2025 was $281.9 million, compared to $298.7 million in the same period last year. The drivers for the decrease in operating profit between these periods were consistent with those affecting the second quarter comparison discussed above. Shipments decreased 4.9% when comparing the first half of 2025 with the same period in 2024, with decreases in both lubricant additives and fuel additives shipments.

Specialty materials sales were $42.0 million for the second quarter of 2025, compared to $38.0 million for the second quarter of 2024. Specialty materials operating profit was $10.5 million for the second quarter of 2025, compared to operating profit of $5.0 million for the second quarter of 2024. The increase in specialty materials operating profit was primarily driven by increased volumes. As previously stated, we will see substantial variation in quarterly results for the specialty materials segment on an ongoing basis due to the nature of its business.

Specialty materials sales were $95.8 million for the first half of 2025, compared to $55.1 million for the first half of 2024. Specialty materials operating profit for the first half of 2025 was $33.7 million, compared to slightly above breakeven in the same period last year. Specialty materials sales and operating profit for the first half of 2024 reflect financial results since the acquisition of American Pacific Corporation (AMPAC) on January 16, 2024.

Our operations generated solid cash flows during the first half of 2025. We repurchased common stock for $77.2 million, including $20.2 million of repurchases in the second quarter, paid dividends of $51.9 million, and funded capital expenditures of $29.3 million in the first half of 2025. Additionally, we reduced our Net Debt by $122.2 million during the first half of 2025, driving our Net Debt to EBITDA ratio down to 1.0 as of June 30, 2025.

We are pleased with the strong performance of our business during the first half of 2025 and continue to see favorable results from our ongoing efficiency initiatives. Investing in technology to meet customer needs, enhancing our operational efficiency, and improving our portfolio profitability will remain priorities throughout 2025.

We continue to monitor the uncertain macroeconomic environment, particularly the changes in international trade relations and tariffs, and assess the potential impacts to our operations. Our dedicated team makes decisions to promote long-term value for our shareholders and customers, and remains focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions. The specialty materials segment, which consists of the AMPAC business, operates primarily in North America.

The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant, and equipment) and amortization (on intangibles and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.

As a reminder, a conference call and webcast is scheduled for 3:00 p.m. ET on Thursday, July 31, 2025, to review second quarter 2025 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until Thursday, August 7, 2025, at 3:00 p.m. ET by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 52660. The call will also be broadcast via the internet and can be accessed through the Company’s website at www.newmarket.com or www.webcaster4.com/Webcast/Page/2001/52660. A webcast replay will be available for 30 days.

NewMarket Corporation is a holding company operating through its subsidiaries, Afton Chemical Corporation (Afton), Ethyl Corporation (Ethyl), and American Pacific Corporation (AMPAC). The Afton and Ethyl companies develop, manufacture, blend, and deliver chemical additives that enhance the performance of petroleum products. AMPAC is a manufacturer of specialty materials primarily used in solid rocket motors for the aerospace and defense industries. The NewMarket family of companies has a long-term commitment to its people, to safety, to providing innovative solutions for its customers, and to making the world a better place.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industries; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases;

competition from other manufacturers; current and future governmental regulations; the loss of significant customers; termination or changes to contracts with contractors and subcontractors of the U.S. government or directly with the U.S. government; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics; risks related to operating outside of the United States, including tariffs and trade policy; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from acquisitions, or our inability to successfully integrate acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024, which is available to shareholders at www.newmarket.com.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Timothy K. Fitzgerald
Investor Relations
Phone:	804.788.5555
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Sales:
Petroleum additives	$653,875	$669,826	$1,299,429	$1,347,090
Specialty materials	42,037	38,010	95,758	55,057
All other	2,597	2,392	4,268	4,817
Total	$698,509	$710,228	$1,399,455	$1,406,964
Segment operating profit:
Petroleum additives	$139,835	$147,819	$281,942	$298,728
Specialty materials	10,547	4,972	33,734	5
All other	(1,171)	(1,374)	(1,652)	(1,455)
Segment operating profit	149,211	151,417	314,024	297,278
Corporate unallocated expense	(6,414)	(3,985)	(11,300)	(9,542)
Interest and financing expenses	(10,735)	(15,910)	(21,435)	(31,564)
Other income (expense), net	15,626	11,472	30,512	24,515
Income before income tax expense	$147,688	$142,994	$311,801	$280,687
Net income	$111,244	$111,620	$237,193	$219,352
Earnings per share - basic and diluted	$11.84	$11.63	$25.11	$22.87

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$698,509	$710,228	$1,399,455	$1,406,964
Cost of goods sold	477,555	491,773	942,478	972,144
Gross profit	220,954	218,455	456,977	434,820
Selling, general, and administrative expenses	45,428	42,840	88,406	87,205
Research, development, and testing expenses	32,374	28,663	65,550	59,863
Operating profit	143,152	146,952	303,021	287,752
Interest and financing expenses, net	10,735	15,910	21,435	31,564
Other income (expense), net	15,271	11,952	30,215	24,499
Income before income tax expense	147,688	142,994	311,801	280,687
Income tax expense	36,444	31,374	74,608	61,335
Net income	$111,244	$111,620	$237,193	$219,352
Earnings per share - basic and diluted	$11.84	$11.63	$25.11	$22.87
Cash dividends declared per share	$2.75	$2.50	$5.50	$5.00

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$70,257	$77,476
Trade and other accounts receivable, less allowance for credit losses	453,709	395,450
Inventories	494,849	505,426
Prepaid expenses and other current assets	49,001	51,203
Total current assets	1,067,816	1,029,555
Property, plant, and equipment, net	739,182	735,361
Intangibles (net of amortization) and goodwill	737,873	750,424
Prepaid pension cost	518,818	490,418
Operating lease right-of-use assets, net	76,247	71,253
Deferred charges and other assets	54,593	52,530
Total assets	$3,194,529	$3,129,541
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$260,486	$225,874
Accrued expenses	77,568	89,277
Dividends payable	21,460	22,037
Income taxes payable	18,647	15,798
Operating lease liabilities	17,170	15,337
Other current liabilities	6,741	6,155
Total current liabilities	402,072	374,478
Long-term debt	841,829	971,281
Operating lease liabilities - noncurrent	59,377	54,754
Other noncurrent liabilities	279,528	267,445
Total liabilities	1,582,806	1,667,958
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,396,621 at June 30, 2025 and 9,524,789 at December 31, 2024)	515	0
Accumulated other comprehensive income	69,702	32,870
Retained earnings	1,541,506	1,428,713
Total shareholders' equity	1,611,723	1,461,583
Total liabilities and shareholders' equity	$3,194,529	$3,129,541

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Six Months Ended June 30,
	2025	2024
Net income	$237,193	$219,352
Depreciation and amortization	57,270	55,130
Cash pension and postretirement contributions	(4,871)	(5,781)
Working capital changes	(828)	(40,696)
Deferred income tax expense (benefit)	4,604	(7,461)
Capital expenditures	(29,295)	(28,533)
Acquisition of business, net of cash acquired	0	(681,479)
Net (repayments) borrowings under revolving credit facility	(30,000)	279,000
Principal payment on 3.78% senior note	(50,000)	0
(Payment) proceeds on term loan	(50,000)	250,000
Dividends paid	(51,898)	(47,972)
Repurchases of common stock	(77,218)	0
Debt issuance costs	0	(2,251)
All other	(12,176)	(13,613)
Decrease in cash and cash equivalents	$(7,219)	$(24,304)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Income	$111,244	$111,620	$237,193	$219,352
Add:
Interest and financing expenses, net	10,735	15,910	21,435	31,564
Income tax expense	36,444	31,374	74,608	61,335
Depreciation and amortization	28,107	28,938	56,501	54,193
EBITDA	$186,530	$187,842	$389,737	$366,444

Net Debt to EBITDA
			June 30, 2025	December 31, 2024
Long-term debt, including current maturities			$841,829	$971,281
Less: Cash and cash equivalents			70,257	77,476
Net Debt			$771,572	$893,805

			Rolling Four Quarters Ended
			June 30, 2025	December 31, 2024
Net Income			$480,254	$462,413
Add:
Interest and financing expenses, net			47,237	57,366
Income tax expense			134,967	121,694
Depreciation and amortization			117,558	115,250
EBITDA-Rolling Four Quarters			$780,016	$756,723

Net Debt to EBITDA			1.0	1.2